Contacts:	Rob Capps, Co-CEO Mitcham Industries, Inc. 936-291-2277
Ken Dennard / Carol Coale Dennard Lascar Associates Investor Relations 713-529-6600

MITCHAM INDUSTRIES REPORTS
FISCAL 2020 SECOND QUARTER RESULTS

THE WOODLANDS, TX – September 4, 2019 – Mitcham Industries, Inc. (NASDAQ: MIND) (“Mitcham” or “the Company”) today announced financial results for its fiscal 2020 second quarter ended July 31, 2019.
Total revenues for the second quarter of fiscal 2020 increased 7% to $8.9 million, compared to $8.4 million in the second quarter of fiscal 2019. The improvement was driven primarily by further growth within the Marine Technology Products segment. Revenues from the Marine Technology Products segment rose 12% to $6.7 million in the second quarter, compared to $6.0 million in the same period last year. Revenue from the Equipment Leasing segment was $2.2 million in the second quarter, down 12% from $2.5 million in the same period last year.
The Company reported a net loss of $3.1 million in the second quarter of fiscal 2020 compared to a net loss of $4.6 million in the same period during fiscal 2019. The net loss attributable to common shareholders of $3.6 million, or $(0.30) per share, in the second quarter of fiscal 2020 improved from a loss of $5.0 million, or $(0.41) per share, in the second quarter of fiscal 2019.
Adjusted EBITDA for the second quarter of fiscal 2020 was a loss of $1.0 million, relatively flat with the loss of approximately $1.1 million in the same period last year. Adjusted EBITDA, which is a non-GAAP measure, is defined and reconciled to reported net loss and cash provided by operating activities in the accompanying financial tables.
Rob Capps, Mitcham’s Co-Chief Executive Officer, stated, “Our fiscal 2020 second quarter results came in as expected. We continue to see encouraging order activity for our Marine Technology products segment and saw a 12% year-over-year increase in top-line growth this quarter. Our revenues were affected mostly by the delay of seismic source controller orders that appear to have been pushed out until later this year. However, our backlog of firm orders continues to grow and reached approximately $14 million as of July 31, 2019, an increase of 27% from $11.0 million at April 30, 2019 and up from $8.7 million at January 31, 2019. Orders for our new MA-X sonar technology contributed to our backlog growth. We ramped up our research and development expenses by 60% in the quarter as we continue to expand our technology offerings and respond to specific customer requests.
“As we continue to implement our strategic shift away from energy-dependent markets, we are making progress expanding our position in marine markets with our new technology and products. For example, we are seeing new opportunities for commercial and military programs, fueled in part, we believe, by some of our recent technology developments. We are also working on a number of fronts to form partnerships with others as another means of expanding our product and technology offerings,” added Capps. “The flow of firm orders in the marine seismic market, specifically for source controller solutions, has been slower than we anticipated. Our customers have shown us a number of instances in which enhancements in technology are desired, or even necessary. However, most customers have been reluctant to pull the trigger on committing the capital necessary for the enhancements. We remain confident that these opportunities will come to fruition, but the timing continues to be uncertain.
“In the Equipment Leasing segment, we saw a 12% decline in top-line growth, as expected. While we believe that this business will not return to historical levels this year, we are seeing opportunities within this part of our business, particularly in Europe.
“Regarding our financial position, our capital structure remains strong, with no funded debt on our balance sheet and ample liquidity, including cash and cash equivalents of $7.6 million as of July 31, 2019. Overall, we are very pleased with the steady pace of order activity so far this year although the uncertainty surrounding the global economy, which has impacted capital availability and product demand, has caused some of our customers to delay the timing of certain order deliveries. For this reason, we now expect to produce positive operating income by the fourth quarter of this fiscal year rather than completing our full fiscal year in positive territory,” concluded Capps.

FISCAL 2020 SECOND QUARTER RESULTS
Total revenues for the second quarter of fiscal 2020 increased compared to last year’s second quarter to $8.9 million, driven by higher marine technology products sales. Marine technology products segment sales increased to $6.7 million in the second quarter of fiscal 2020 compared to $6.0 million in last year’s second quarter. Seamap sales increased 29% from the prior year period to $4.9 million, and Klein sales increased 16% compared to the same period last year to $1.8 million. Included in last year’s second quarter sales was a $797,000 contribution from SAP, which was sold in the first quarter of fiscal 2020 and therefore, not included in the recent quarterly results.

Total Equipment leasing revenues were $2.2 million in the second quarter of fiscal 2020 compared to $2.5 million in the same period last year. Equipment leasing revenues, excluding equipment sales, were $1.4 million, a decrease of 16% compared to the same period last year. Lease pool equipment sales were $455,000 in the second quarter of fiscal 2020 compared to $718,000 in the second quarter a year ago. Other equipment sales were $347,000 in the second quarter of fiscal 2019 compared to $125,000 in the second quarter a year ago.
Lease pool depreciation expense in the second quarter of fiscal 2020 decreased 53% to $1.1 million from $2.4 million in the same period a year ago due to lease pool sales and minimal purchase of lease pool equipment in recent periods.
Selling, general and administrative expenses were $4.8 million in the second quarter of fiscal 2020 compared to $5.5 million in the second quarter of fiscal 2019 and $5.2 million in the first quarter of fiscal 2019. As a percentage of revenues, SG&A expenses in the second quarter of 2020 decreased to 54% from 66% in last year’s second quarter.
CONFERENCE CALL
Management has scheduled a conference call for Thursday, September 5 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss fiscal 2020 second quarter results. To access the call, please dial (412) 902-0030 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through September 12, 2019 and may be accessed by calling (201) 612-7415 and using passcode 13693821#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Dennard Lascar Investor Relations (713) 529-6600 or email mind@dennardlascar.com.

About Mitcham Industries

Mitcham Industries, Inc. provides technology to the oceanographic, hydrographic, defense, seismic and security industries. Headquartered in The Woodlands, Texas, Mitcham has a global presence with operating locations in the United States, Canada, Singapore, Malaysia, Hungary, Colombia and the United Kingdom. Mitcham’s worldwide Marine Technology Products segment, which includes its Seamap and Klein Marine Systems units, designs, manufactures and sells specialized, high performance, marine sonar and seismic equipment. Through its Equipment Leasing segment,

Mitcham believes it is the largest independent provider of exploration equipment to the seismic industry.

Forward-looking Statements

Certain statements and information in this press release concerning results for the quarter ended July 31, 2019 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to Follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	July 31, 2019	January 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$7,489	$9,389
Restricted cash	150	160
Accounts receivable, net of allowance for doubtful accounts of $2,073 and $2,113 at July 31, 2019 and January 31, 2019, respectively	10,649	12,082
Inventories, net	13,115	10,774
Prepaid expenses and other current assets	3,323	1,735
Assets held for sale	—	2,202
Total current assets	34,726	36,342
Seismic equipment lease pool and property and equipment, net	11,841	14,155
Operating lease right-of-use assets	2,738	—
Intangible assets, net	9,909	10,495
Goodwill	2,531	2,531
Deferred tax asset	68	68
Long-term receivables, net of allowance for doubtful accounts of $- at July 31, 2019 and January 31, 2019	90	712
Other assets	1,144	712
Long-term assets held for sale	—	286
Total assets	$63,047	$65,301
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,977	$1,534
Deferred revenue	405	1,040
Accrued expenses and other current liabilities	4,650	3,738
Income taxes payable	177	224
Operating lease liabilities - current	720	—
Liabilities held for sale	—	892
Total current liabilities	7,929	7,428
Operating lease liabilities - non-current	2,018	—
Other non-current liabilities	1,086	1,195
Total liabilities	11,033	8,623
Shareholders’ equity:
Preferred stock, at cost, $1.00 par value; 1,000 shares authorized; 917 and 830 shares issued and outstanding at July 31, 2019 and January 31, 2019, respectively	20,310	18,330
Common stock, $0.01 par value; 20,000 shares authorized; 14,058 and 14,049 shares issued at July 31, 2019, and January 31, 2019, respectively	141	140
Additional paid-in capital	123,452	123,085
Treasury stock, at cost (1,929 shares at July 31, 2019 and January 31, 2019)	(16,860)	(16,860)
Accumulated deficit	(70,494)	(63,973)
Accumulated other comprehensive loss	(4,535)	(4,044)
Total shareholders’ equity	52,014	56,678
Total liabilities and shareholders’ equity	$63,047	$65,301

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended July 31,		For the Six Months Ended July 31,
	2019	2018	2019	2018
Revenues:
Sale of marine technology products	$6,723	$5,877	$12,700	$9,443
Equipment leasing	1,374	1,630	4,697	4,327
Sale of lease pool and other equipment	801	843	1,358	2,193
Total revenues	8,898	8,350	18,755	15,963
Cost of sales:
Sale of marine technology products	3,887	3,216	7,342	5,302
Equipment leasing (including lease pool depreciation)	1,880	3,242	4,291	6,824
Equipment sales	249	32	499	732
Total cost of sales	6,016	6,490	12,132	12,858
Gross profit	2,882	1,860	6,623	3,105
Operating expenses:
Selling, general and administrative	4,795	5,504	10,027	11,134
Research and development	498	312	813	682
Provision for doubtful accounts	—	—	—	200
Depreciation and amortization	651	620	1,301	1,237
Total operating expenses	5,944	6,436	12,141	13,253
Operating loss	(3,062)	(4,576)	(5,518)	(10,148)
Other income (expense):
Interest (expense) income, net	(11)	17	(22)	35
Other, net	(15)	55	92	141
Total other (expense) income	(26)	72	70	176
Loss before income taxes	(3,088)	(4,504)	(5,448)	(9,972)
Provision for income taxes	(48)	(85)	(103)	(522)
Net loss	$(3,136)	$(4,589)	$(5,551)	$(10,494)
Preferred stock dividends	(499)	(411)	(970)	(796)
Net loss attributable to common shareholders	$(3,635)	$(5,000)	$(6,521)	$(11,290)
Net loss per common share:
Basic	$(0.30)	$(0.41)	$(0.54)	$(0.93)
Diluted	$(0.30)	$(0.41)	$(0.54)	$(0.93)
Shares used in computing loss per common share:
Basic	12,128	12,093	12,124	12,090
Diluted	12,128	12,093	12,124	12,090

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months Ended July 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(5,551)	$(10,494)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,960	6,399
Stock-based compensation	341	368
Provision for doubtful accounts, net of charge offs	—	200
Provision for inventory obsolescence	—	115
Gross profit from sale of lease pool equipment	(780)	(1,246)
Deferred tax expense	135	(306)
Changes in:
Accounts receivable	100	2,227
Unbilled revenue	3	(341)
Inventories	(2,372)	(1,406)
Prepaid expenses and other current assets	(11)	(1,435)
Income taxes receivable and payable	(47)	665
Accounts payable, accrued expenses and other current liabilities	632	(1,551)
Deferred revenue	(50)	942
Foreign exchange losses net of gains	137	64
Net cash used in operating activities	(3,503)	(5,799)
Cash flows from investing activities:
Purchases of seismic equipment held for lease	(230)	(1386)
Acquisition of assets	—	(3,000)
Purchases of property and equipment	(573)	(487)
Sale of used lease pool equipment	1,186	2,792
Sale of business, net of cash sold	239	—
Net cash provided by (used in) investing activities	622	(2,081)
Cash flows from financing activities:
Proceeds from exercise of stock options	26	—
Net proceeds from preferred stock offering	1,980	5,450
Preferred stock dividends	(970)	(796)
Net cash provided by financing activities	1,036	4,654
Effect of changes in foreign exchange rates on cash, cash equivalents and restricted cash	(65)	189
Net decrease in cash, cash equivalents and restricted cash	(1,910)	(3,037)
Cash, cash equivalents and restricted cash, beginning of period	9,549	10,146
Cash, cash equivalents and restricted cash, end of period	$7,639	$7,109

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Loss and Net Cash Provided by Operating Activities to EBITDA and
Adjusted EBITDA
(unaudited)

	For the Three Months Ended July 31,		For the Six Months Ended July 31,
	2019	2018	2019	2018
	(in thousands)		(in thousands)
Reconciliation of Net loss to EBITDA and Adjusted EBITDA
Net loss	$(3,136)	$(4,589)	$(5,551)	$(10,494)
Interest expense (income), net	11	(17)	22	(35)
Depreciation and amortization	1,829	3,096	3,960	6,399
Provision for income taxes	48	85	103	522
EBITDA (1)	(1,248)	(1,425)	(1,466)	(3,608)
Non-cash foreign exchange losses	89	62	141	13
Stock-based compensation	169	242	341	368
Cost of lease pool sales	38	7	94	634
Adjusted EBITDA (1)	$(952)	$(1,114)	$(890)	$(2,593)
Reconciliation of Net cash provided by operating activities to EBITDA
Net cash used in operating activities	$(1,652)	$(2,433)	$(3,503)	$(5,799)
Stock-based compensation	(169)	(242)	(341)	(368)
Provision for doubtful accounts	—	—	—	(200)
Provision for inventory obsolescence	—	(115)	—	(115)
Changes in accounts receivable (current and long-term)	(27)	(398)	(103)	(1,886)
Interest paid	13	1	27	2
Taxes paid, net of refunds	85	222	182	268
Gross profit from sale of lease pool equipment	417	710	780	1,246
Changes in inventory	1,871	562	2,372	1,406
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	(987)	875	(582)	609
Changes in prepaid expenses and other current assets	(661)	(85)	11	1,435
Foreign exchange losses, net	(153)	(48)	(137)	(64)
Other	15	(474)	(172)	(142)
EBITDA (1)	$(1,248)	$(1,425)	$(1,466)	$(3,608)

1.EBITDA is defined as net income before (a) interest income and interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation and amortization. Adjusted EBITDA excludes non-cash foreign exchange gains and losses, non-cash costs of lease pool equipment sales, stock-based compensation and other non-cash tax related items. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance or liquidity calculated in accordance with GAAP. We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity, and as indicators of our ability to make capital expenditures and finance working capital requirements and. We believe that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(in thousands)
(unaudited)

	For the Three Months Ended July 31,		For the Six Months Ended July 31,
	2019	2018	2019	2018
Revenues:
Marine technology products	$6,745	$6,012	$12,727	$9,720
Equipment leasing	2,175	2,473	6,110	6,520
Inter-segment sales	(22)	(135)	(82)	(277)
Total revenues	8,898	8,350	18,755	15,963
Cost of sales:
Marine technology products	3,909	3,351	7,424	5,579
Equipment leasing	2,129	3,274	4,790	7,556
Inter-segment costs	(22)	(135)	(82)	(277)
Total cost of sales	6,016	6,490	12,132	12,858
Gross profit	2,882	1,860	6,623	3,105
Operating expenses:
Selling, general and administrative	4,795	5,504	10,027	11,134
Research and development	498	312	813	682
Provision for doubtful accounts	—	—	—	200
Depreciation and amortization	651	620	1,301	1,237
Total operating expenses	5,944	6,436	12,141	13,253
Operating loss	$(3,062)	$(4,576)	$(5,518)	$(10,148)
Marine Technology Products Segment:
Revenues:
Seamap	$4,904	$3,814	$9,228	$5,566
Klein	1,841	1,591	3,402	3,103
SAP	—	797	101	1,277
Intra-segment sales	—	(190)	(4)	(226)
	6,745	6,012	12,727	9,720
Cost of sales:
Seamap	2,307	1,785	4,630	2,629
Klein	1,602	1,090	2,703	2,126
SAP	—	666	95	1,064
Intra-segment sales	—	(190)	(4)	(240)
	3,909	3,351	7,424	5,579
Gross profit	$2,836	$2,661	$5,303	$4,141
Gross profit margin	42%	44%	42%	43%
Equipment Leasing Segment:
Revenue:
Equipment leasing	$1,373	$1,630	$4,751	$4,327
Lease pool equipment sales	455	718	874	1,881
Other equipment sales	347	125	485	312
	2,175	2,473	6,110	6,520
Cost of sales:
Direct costs-equipment leasing	737	797	1,702	1,725
Lease pool depreciation	1,143	2,445	2,589	5,099
Cost of lease pool equipment sales	38	7	94	634
Cost of other equipment sales	211	25	405	98
	2,129	3,274	4,790	7,556
Gross profit (loss)	$46	$(801)	$1,320	$(1,036)

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